                                 [Exhibit 8.1]





                               December 12, 1996



Board of Directors
Regional Bancshares, Inc.
94 Fairmount
Alton, Illinois 62002

Ladies and Gentlemen:

      You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of Regional Bancshares, Inc. ("Regional") with and into Ameribanc, Inc. ("Ameribanc"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI").

      In connection with the preparation of our opinion, we have examined and have relied upon the following:

            (i) The Agreement and Plan of Merger by and among Regional, MBI and Ameribanc dated August 23, 1996, including the schedules and exhibits thereto (the "Agreement");

            (ii) MBI's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the
            Securities and Exchange Commission on     *    , 1996 (the
                                                  ---------
            "Registration Statement");

            (iii) The representations and undertaking of MBI substantially in the form of Exhibit A hereto;

            (iv) The representations and undertakings of Regional and the majority holder of Regional common stock, par value $10.00 per share ("Regional Common Stock"), substantially in the forms of Exhibit B and Exhibit C hereto; and

            (v) The Rights Plan between MBI and Mercantile Bank of St. Louis National Association, as rights agent, dated May 23, 1988.

      Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. We have also assumed that Regional has earnings and profits for federal income tax purposes in an amount equal to or exceeding its current retained earnings. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein

Regional Bancshares, Inc.
December 12, 1996
Page 2


may be inapplicable. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

                              OPINIONS

      Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that the Merger will constitute a reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). Accordingly, pursuant to the provisions and limitations of section 356 of the Code, Regional shareholders will recognize no gain or loss as a result of the exchange of Regional Common Stock solely for MBI Common Stock in the Merger; provided, however, that (i) gain will be recognized in accordance with the provisions and limitations of section 356 of the Code in respect of the Cash Distribution received, and (ii) gain will be recognized in accordance with the provisions and limitations of section 356 of the Code, or dividend income will be recognized under section 301 of the Code, with respect to the West Pointe Consideration received (i.e., shares of West Pointe Common and cash in lieu of
                        ----
fractional shares thereof).

      We emphasize that, among other requirements that must be satisfied in order for the Merger to qualify as a reorganization under section 368 of the Code, the historic shareholders of Regional must, as a group, retain approximately 405,000 of the shares of MBI Common Stock received in the Merger (or more, if the fair market value of the MBI Common Stock is less than $46.00 per share at the Merger Effective Time) for a period of at least five years or, in the event of early disposition, demonstrate that the early disposition was not pursuant to a plan or arrangement in place at the time of the Merger (Treas. Reg. Sec.1.368-1; Rev. Rul. 66-23, 1966-1 C.B. 67; Penrod v. Commissioner, 88
                                                   ----------------------
T.C. 1415 (1987)). For ruling purposes, the Internal Revenue Service (the "Service") treats stock as fungible such that, in determining whether 405,000 shares out of the 600,419 shares of MBI Common Stock to be issued in the Merger are retained by the Regional shareholders, the Service treats shares of MBI Common Stock which are owned by Regional shareholders before the Merger and disposed of after the Merger as dispositions of the 600,419 shares of MBI Common Stock received in the Merger (Rev. Proc. 86-42, Section 7.02, 1986-2 C.B. 722).

      Regional is unable to make certain standard representations regarding the continuity of shareholder interest requirement as interpreted by the Service, and Regional's shareholders have refused to make certain representations requested by Thompson Coburn. However, Regional's majority shareholder has represented, in accordance with Exhibit C hereto, that he alone has no plan or arrangement to dispose of MBI Common Stock currently owned or to be received in the Merger. With your consent, we have assumed for all purposes of this opinion that if such shareholder disposes of any MBI Common Stock owned prior to or received in the Merger, such shareholder will be able to demonstrate that the early disposition was not pursuant to a plan or arrangement in place at the time of the Merger.

                           * * * * * * * * * * * *

      We express no opinion with regard to: (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any,

Regional Bancshares, Inc.
December 12, 1996
Page 3

to those shareholders of Regional who acquired shares of Regional Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

      The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Service or any court of competent jurisdiction will agree with this opinion.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.


                                    Very truly yours,

                                          /s/ Thompson Coburn

                                                                    Exhibit A

                                  CERTIFICATE
                                  -----------

      The undersigned,      *     , [Undersigned's Title] of Mercantile
                       -----------
Bancorporation Inc., a Missouri corporation ("MBI"), HEREBY CERTIFIES that
(a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among Regional Bancshares, Inc., an Illinois corporation ("Regional"), MBI, and Ameribanc, Inc., a Missouri corporation ("Ameribanc"), dated August 23, 1996, including the schedules and exhibits thereto (the "Agreement"), and (b) I am aware that (i) this Certificate will be relied on by Thompson Coburn, counsel for MBI, in rendering its opinion to Regional that the merger of Regional with and into Ameribanc (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the representations and undertaking recited herein will survive the Merger.

      The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF MBI, that:

    (1) The terms of the exchange of Regional common stock, par value $10.00 per share ("Regional Common Stock"), in return for the MBI common stock, par value $5.00 per share ("MBI Common Stock"), the West Pointe Bank And Trust Company common stock ("West Pointe Common Stock"), and the cash to be received by each Regional shareholder in the Merger (including cash to be received in lieu of fractional shares of MBI Common Stock and West Pointe Common Stock, if any) (such MBI Common Stock, West Pointe Common Stock and cash are collectively referred to herein as the "Merger Consideration"), were arrived at in arm's length negotiations between MBI, Ameribanc and Regional.

    (2) Except as otherwise set forth by the undersigned on an attachment hereto, MBI is aware of no plan, intention or arrangement (including any option or pledge) on the part of any holder of Regional Common Stock to sell, exchange or otherwise dispose of any of the MBI Common Stock to be received in the Merger, with the exception of fractional shares of MBI Common Stock to be exchanged for cash pursuant to the Merger.

    (3) Before the Merger, MBI will be in control of Ameribanc within the meaning of section 368(c) of the Code. After the Merger, (a) Ameribanc will not issue additional shares of its stock that would result in MBI losing control of Ameribanc within the meaning of section 368(c) of the Code, and (b) neither Ameribanc nor any other member of MBI's "affiliated group" (as the quoted term is defined in Code section 1504, the "MBI Affiliated Group") will have outstanding any warrants, options, convertible securities, or any other type of right (including any preemptive right) pursuant to which any person could acquire stock in Ameribanc that, if exercised or converted, would affect MBI's retention of control of Ameribanc (as defined above). No stock of Ameribanc will be issued in connection with the Merger.

    (4) In the Merger, MBI and Ameribanc will tender no consideration for Regional Common Stock other than the "Merger Consideration" (as the quoted term is defined in the Agreement) and cash in lieu of fractional shares of MBI Common Stock.

    (5) Neither MBI nor any other member of the MBI Affiliated Group has any plan or intention (a) to liquidate Ameribanc, (b) to merge Ameribanc with and into another corporation, (c) to sell or otherwise dispose of whether by dividend distribution or otherwise the stock of Ameribanc, or (d) except for transfers described in section 368(a)(2)(C) of the Code, dispositions made in the ordinary course of business or dispositions approved in writing by Thompson Coburn, to cause, suffer, or permit Ameribanc to sell or otherwise dispose of (whether by dividend distribution or otherwise) (i) any assets of Regional acquired in the Merger, or (ii) any assets of any other member of Regional's "affiliated group" (as the quoted term is defined in Code section 1504, the "Regional Affiliated Group").

    (6) After the Merger, Ameribanc will continue the historic businesses of Regional and the other members of the Regional Affiliated Group, or will use a significant portion of the historic business assets of the members of the Regional Affiliated Group in a business (no stock of any member of the Regional's Affiliated Group shall be treated as a business asset for purposes of this representation).

    (7) MBI, Ameribanc, Regional, and the shareholders of Regional will each pay their respective expenses, if any, incurred in connection with the Merger; provided, however, that MBI or Ameribanc may pay and assume those expenses of Regional that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187, including those printing expenses and filing fees described in Section
5.2 of the Agreement.

    (8) Except with regard to Transaction Costs (as defined below), neither MBI nor any other member of the MBI Affiliated Group will pay any amount or incur any liability to or for the benefit of, or assume or cancel any liability of, any shareholder of Regional in connection with the Merger, and no liability to which Regional Common Stock is subject will be extinguished as a result of the Merger. For purposes of this representation,
(a) the term "liability" shall include any undertaking to pay or to cause the reduction, release, or extinguishment of any obligation, without regard to whether any such undertaking or obligation is contingent or legally enforceable (for example and without limitation, the term "liability" includes an unenforceable agreement to cause the repayment of an obligation guaranteed by a Regional shareholder or to cause by other means the release of such guaranty), and (b) the term "Transaction Costs" shall mean amounts paid or liabilities incurred in connection with the Merger (i) to Regional shareholders with respect to the Merger Consideration to be delivered in the Merger, (ii) to dissenters, if any, (iii) for legal, accounting, and investment banking and/or advisor services rendered to MBI or Ameribanc, if any, (iv) for those expenses payable or assumable by MBI or Ameribanc in accordance with representation (7) above, and (v) as compensation to any employee of MBI or Regional or of any other member of the MBI Affiliated Group or the Regional Affiliated Group for services rendered in the ordinary course of his or her employment.

    (9) No indebtedness between Regional or any other member of the Regional Affiliated Group, on the one hand, and Ameribanc, MBI or any other member of the MBI Affiliated Group, on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, (b) will be settled, as a result of the Merger, at a discount, or (c) will result in the recognition of gain under Treasury Regulation Sec. 1.1502-13. No "installment obligation" (as the quoted term is defined for purposes of Code section 453B), between Regional, on the one hand, and Ameribanc, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

   (10) The payment of cash in lieu of fractional shares of MBI Common Stock in the Merger will be solely for the purpose of avoiding the expense and inconvenience to MBI of issuing fractional shares and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Regional shareholders in lieu of fractional shares of MBI Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Regional shareholders in exchange for their shares of Regional Common Stock. The fractional share interests of each Regional shareholder will be aggregated, and no Regional shareholder will receive cash in lieu of fractional share interests in an amount equal to or greater than the value of one full share of MBI Common Stock.

   (11) All payments made to dissenters and all cash payments made in lieu of fractional shares of MBI Common Stock will be funded with assets of MBI. No such payments will be funded with assets of Ameribanc or Regional.

   (12) Neither MBI nor any other member of the MBI Affiliated Group has any plan or intention to redeem or otherwise reacquire any of the MBI Common Stock issued to the shareholders of Regional in the Merger.

   (13) None of the compensation to be paid or accrued after the Merger to or for the benefit of any shareholder-employee of Regional will be separate consideration for, or allocable to, any of his or her shares of Regional Common Stock; none of the shares of MBI Common Stock received in the Merger by any Regional shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and all compensation to be paid or accrued after the Merger to or for the benefit of any Regional shareholder-employee will be for services actually rendered in the ordinary course of his or her employment and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

   (14) With regard to the Rights Plan between MBI and Mercantile Bank of St. Louis National Association, as rights agent, dated May 23, 1988 (the "Rights Agreement"), no "Distribution Date" (as the quoted term is defined in the Rights Agreement) has occurred, and the Merger will not cause the occurrence of a Distribution Date.

   (15) Neither MBI nor any other member of the MBI Affiliated Group has owned, directly or indirectly, any stock of Regional within the last five years.

   (16) No terms or conditions of the Agreement (including the schedules and exhibits thereto) have been waived or modified. The Agreement represents the complete understanding and agreement by and among MBI, Ameribanc and Regional regarding the Merger.

      The undersigned HEREBY AGREES to immediately communicate in writing to Thompson Coburn at One Mercantile Center, St. Louis, Missouri 63101, to the attention of Charles H. Binger, any information that could indicate (i) any of the foregoing representations was inaccurate when made, or (ii) any of the foregoing representations would be inaccurate if it were made again immediately before the Merger.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of MBI this ----- day of ------------, 1996.




                                          ------------------------------------

                                                                      Exhibit B

                                  CERTIFICATE
                                  -----------

      The undersigned,       *      , [Undersigned's Title] of Regional
                       -------------
Bancshares, Inc., an Illinois corporation ("Regional"), HEREBY CERTIFIES that
(a) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among Regional, Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), and Ameribanc, Inc., a Missouri corporation ("Ameribanc"), dated August 23, 1996, including the schedules and exhibits thereto (the "Agreement"), and (b) I am aware that (i) this Certificate will be relied on by Thompson Coburn, counsel for MBI, in rendering its opinion to Regional that the merger of Regional with and into Ameribanc (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the representations and undertaking recited herein will survive the Merger.

      The undersigned HEREBY FURTHER CERTIFIES, ON BEHALF OF Regional, that:

    (1) The terms of the exchange of Regional common stock, par value $10.00 per share ("Regional Common Stock"), in return for the MBI common stock, par value $5.00 per share ("MBI Common Stock"), the West Pointe Bank And Trust Company common stock ("West Pointe Common Stock"), and the cash to be received by each Regional shareholder in the Merger (including cash to be received in lieu of fractional shares of MBI Common Stock and West Pointe Common Stock, if any) (such MBI Common Stock, West Pointe Common Stock and cash are collectively referred to herein as the "Merger Consideration"), were arrived at in arm's length negotiations between Regional, MBI and Ameribanc.

    (2) Regional will transfer to Ameribanc in the Merger assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets, in each case, that were held by Regional immediately prior to the Merger. For purposes of this representation, Regional assets used to pay shareholders who receive cash, and Regional assets used to pay expenses of the Merger or to fund any redemption or distribution within 24 months before the Merger (except for regular, normal dividends) shall be included as assets of Regional held immediately prior to the Merger. For purposes of this representation, (i) any asset of Regional or any other member of Regional's "affiliated group" (as the quoted term is defined in Code section 1504, the "Regional Affiliated Group") that is disposed of within 24 months before the Merger other than in the ordinary course of business also shall be included as an asset of Regional held immediately prior to the Merger;

and (ii) the 12,250 shares of West Pointe Common Stock presently held by Regional shall be treated as not transferred to Ameribanc in the Merger.

    (3) At the time of the Merger and except with regard to Transaction Costs (as defined below), each liability of Regional and each liability to which an asset of Regional is subject will have been incurred by Regional in the ordinary course of business and no such liability will have been incurred in anticipation of the Merger. In addition, at the time of the Merger and except with regard to Transaction Costs, Regional will not, directly or indirectly, have paid (or loaned) any amount or incurred any liability to or for the benefit of, or assumed or cancelled any liability of, any Regional shareholder in connection with the Merger. For purposes of this representation, (a) the term "Regional" shall be deemed also to refer to each other member of the Regional Affiliated Group, (b) the term "liability" shall include any undertaking to pay or to cause the reduction, release, or extinguishment of, any obligation, without regard to whether any such undertaking or obligation is contingent or legally enforceable (for example and without limitation, the term "liability" includes an unenforceable agreement to cause the repayment of an obligation guaranteed by a Regional shareholder or to cause by other means the release of such guaranty), and (c) the term "Transaction Costs" shall mean amounts paid or liabilities incurred in connection with the Merger (i) to dissenters, if any, (ii) for legal, accounting, and investment banking and/or advisor services rendered to Regional or to any other member of the Regional Affiliated Group, if any, and
(iii) as compensation to any employee of Regional or of any other member of the Regional Affiliated Group for services rendered in the ordinary course of his or her employment.

    (4) Before the Merger, Regional will not have outstanding any warrants, options, convertible securities, or any other type of right (including any preemptive right) pursuant to which any person could acquire stock in Regional that, if exercised or converted after the Merger, would affect MBI's retention of control of Ameribanc (within the meaning of section 368(c) of the Code).

    (5) Expenses, if any, that are incurred in connection with the Merger and are properly attributable to Regional's shareholders will be paid by those shareholders and not by Regional. With the exception of those printing expenses and filing fees described in Section 5.2 of the Agreement, Regional will pay its own expenses that are incurred in connection with the Merger.

    (6) No indebtedness between Regional or any other member of the Regional Affiliated Group, on the one hand, and Ameribanc, MBI or any other member of MBI's "affiliated group" (as the quoted term is defined in Code section 1504), on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, (b) will be settled, as a result of the Merger, at a discount, or (c) will result in the recognition of gain under Treasury Regulation Sec. 1.1502-13(g). No "installment obligation" (as the quoted term is defined for purposes of Code section
453B), between Regional, on the one hand, and Ameribanc, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

    (7) The fair market value of the assets of Regional to be transferred to Ameribanc will exceed the sum of the amount of liabilities to be assumed by Ameribanc, plus the amount of liabilities, if any, to which the assets to be transferred are subject.

    (8) The payment of cash in lieu of fractional shares of MBI Common Stock will be solely for the purpose of avoiding the expense and inconvenience to MBI of issuing fractional shares and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Regional shareholders in lieu of fractional shares of MBI Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Regional shareholders in exchange for their shares of Regional Common Stock. The fractional share interests of each Regional shareholder will be aggregated, and no Regional shareholder will receive cash in lieu of fractional share interests in an amount equal to or greater than the value of one full share of MBI Common Stock.

    (9) None of the compensation paid or accrued before the Merger to or for the benefit of any Regional shareholder-employee will be separate consideration for, or allocable to, any of his or her shares of Regional Common Stock; none of the shares of MBI Common Stock received in the Merger by any Regional shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and all compensation paid or accrued before the Merger to or for the benefit of any Regional shareholder-employee will be for services actually rendered in the ordinary course of his or her employment and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

   (10) To the best knowledge of the undersigned, (i) all payments made to dissenters and all cash payments made in lieu of fractional shares of MBI Common Stock will be funded with assets of MBI, and (ii) no such payments will be funded with Regional assets.

   (11) Regional meets the requirements of Code section 368(a)(2)(F) or is not an investment company as defined in Code section 368(a)(2)(F)(iii) and
(iv).

   (12) No terms or conditions of the Agreement (including the schedules and exhibits thereto) have been waived or modified. The Agreement represents the complete understanding and agreement by and among MBI, Ameribanc and Regional regarding the Merger.

      The undersigned HEREBY AGREES to immediately communicate in writing to Thompson Coburn at One Mercantile Center, St. Louis, Missouri 63101, to the attention of Charles H. Binger, any information that could indicate (i) any of the foregoing representations was inaccurate when made, or (ii) any of the foregoing representations would be inaccurate if it were made again immediately before the Merger.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Regional this ----- day of ---------------, 1996.





                                   -------------------------------------------

                                                                      Exhibit C
                          SHAREHOLDER CERTIFICATE
                          -----------------------

      The undersigned shareholder of Regional Bancshares, Inc., an Illinois corporation ("Regional"), HEREBY CERTIFIES that (a) I own or have the sole
right to make investment decisions with regard to    *    shares Regional
                                                  -------
common stock, par value $10.00 per share ("Regional Common Stock"), (b) I am familiar with the terms and conditions of the Agreement and Plan of Merger by and among Regional, Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), and Ameribanc, Inc., a Missouri corporation ("Ameribanc"), dated August 23, 1996, and (c) I am aware that (i) this Certificate will be relied on by MBI and by Thompson Coburn, counsel for MBI, in rendering its opinion to Regional that the merger of Regional with and into Ameribanc (the "Merger") will constitute a reorganization within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and (ii) the representations and undertaking recited herein will survive the Merger.

      The undersigned HEREBY FURTHER CERTIFIES that the undersigned has no plan, intention or arrangement to Dispose of any MBI common stock, par value $5.00 per share ("MBI Common Stock"), currently owned or to be received as consideration in the Merger, with the exception of any fractional share of MBI Common Stock to be exchanged for cash pursuant to the Merger. For purposes of this representation, "Dispose" (and with correlative meaning, "Disposition") means to sell, exchange or otherwise dispose (including any option and any pledge intended to result in a disposition), or enter into any transaction that reduces the risk of loss (whether by short sale, hedging,
equity swap or otherwise).   The undersigned understands that Dispositions
which occur after the Merger may have the effect of rendering the Merger taxable under federal income tax law, and that if the Merger were to become taxable, MBI and the former shareholders of Regional each would become liable for significant amounts of federal and state income taxes (and possibly other taxes, as well).

      If, on or before the date of the Merger, the undersigned forms any plan, intention or arrangement to Dispose of any MBI Common Stock currently owned or to be received as consideration in the Merger, the undersigned HEREBY AGREES to immediately communicate the same in writing to Thompson Coburn at One Mercantile Center, St. Louis, Missouri 63101, to the attention of Charles H. Binger.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate, or caused this certificate to be executed by its duly authorized representative, this ----- day of ---------------, 1996.



                                         -------------------------------------
                                         Signature of Shareholder